Exhibit 4.2

FORM OF PROVISIONS ATTACHING TO

6.750% FIXED RATE/FLOATING RATE NONCUMULATIVE PREFERRED SHARES,

SERIES C-2,

OF

ROYAL BANK OF CANADA

(the “Bank”)

The C-2 series of First Preferred Shares will consist of 100,000 shares designated as “6.750% Fixed Rate/Floating Rate Noncumulative Preferred Shares, Series C-2” (the “Preferred Shares Series C-2”) and, in addition and subject to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class, the rights, privileges, restrictions and conditions attaching to the Preferred Shares Series C-2 shall be as follows:

Section 1. Definitions.

(a) “Board” means the Board of Directors of the Bank.

(b) “Business Day” means any weekday that is not a legal holiday in New York, New York or Toronto, Ontario, Canada and that is not a day on which banking institutions in New York, New York or Toronto, Ontario, Canada are closed.

(c) “Calculation Agent” has the meaning set forth in Section 12.

(d) “Common Shares” means the common shares, without nominal or par value, of the Bank.

(e) “Depositary” means DTC or its nominee or any successor depositary appointed by the Bank.

(f) “DTC” means The Depository Trust Company.

(g) “First Preferred Shares” means any and all series of First Preferred Shares, without nominal or par value, of the Bank, including the Preferred Shares Series C-2.

(h) “Holder” means the Person in whose name the Preferred Shares Series C-2 are registered, which may be treated by the Bank, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the Preferred Shares Series C-2 for the purpose of making payment and for all other purposes.

(i) “LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Series C-2 Dividend Period.

(j) “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.

(k) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.

(l) “Preferred Shares Series C-2” has the meaning set forth in Part 1, above.

(m) “Registrar” has the meaning set forth in Section 11.

(n) “Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Banker’s Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).

(o) “Series C-2 Dividend Payment Date” has the meaning set forth in Section 3(a).

(p) “Series C-2 Dividend Period” has the meaning set forth in Section 3(a).

(q) “Series C-2 Dividend Record Date” has the meaning set forth in Section 3(a).

(r) “Series C-2 Junior Securities” has the meaning set forth in Section 2(a).

(s) “Series C-2 Parity Securities” has the meaning set forth in Section 2(b).

(t) “Series C-2 Senior Securities” has the meaning set forth in Section 2(c).

(u) “Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Series C-2 Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Series C-2 Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Series C-2 Dividend Period and in a principal amount of not less than U.S.$1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Bank), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Series C-2 Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Series C-2 Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Series C-2 Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Bank), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Series C-2 Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Series C-2 Dividend Period and in a principal amount of not less than U.S.$1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Series C-2 Dividend Period will be the same Three-month LIBOR as determined for the previous Series C-2 Dividend Period or, in the case of the Series C-2 Dividend Period beginning on November 7, 2023, 0.24%. The determination of Three-month LIBOR for each relevant Series C-2 Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

(v) “Transfer Agent” has the meaning set forth in Section 10.

(w) “U.S.$” means United States dollars.

(x) “Voting Parity Stock” has the meaning set forth in Section 6.

Section 2. Ranking. The Preferred Shares Series C-2 shall rank:

(a) senior, as to dividends and, upon liquidation, dissolution or winding up of the Bank, in the distribution of assets, to the Common Shares, and to any other class or series of shares of the Bank now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Preferred Shares Series C-2 as to dividends and upon liquidation, dissolution and winding up of the Bank, in the distribution of assets, as the case may be (collectively, “Series C-2 Junior Securities”);

(b) on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Bank, in the distribution of assets, with (i) the 5.50% Non-Cumulative Perpetual First Preferred Shares, Series C-1, of the Bank, without nominal or par value, and (ii) any class or series of shares of the Bank now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Preferred Shares Series C-2 as to dividends and, upon liquidation, dissolution or winding up of the Bank, in the distribution of assets, as the case may be (collectively, “Series C-2 Parity Securities”); and

(c) junior, to each other class or series of shares of the Bank, now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Preferred Shares Series C-2 as to dividends or, upon liquidation, dissolution or winding up of the Bank, in the distribution of assets (collectively, “Series C-2 Senior Securities”).

(d) the Bank may authorize and issue additional shares of Series C-2 Junior Securities and Series C-2 Parity Securities without the consent of the holders of the Preferred Shares Series C-2.

Section 3. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends in lawful currency of the United States of America on each share of Preferred Shares Series C-2 in the amounts specified below in this Section 3, and no more, payable quarterly in arrears on each February 7, May 7, August 7 and November 7, beginning [date of initial payment]; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (except if after November 7, 2023 that day falls in the next calendar month, in which case the payment of any dividend otherwise payable will be made on the first preceding Business Day) (i) on or prior to November 7, 2023, without any interest or other payment in respect of such postponement, and (ii) after November 7, 2023 with dividends accruing to the actual payment date (each such day on which dividends are payable a “Series C-2 Dividend Payment Date”). The period from and including a Series C-2 Dividend Payment Date to, but excluding, the next Series C-2 Dividend Payment Date is a “Series C-2 Dividend Period,” except that the initial Series C-2 Dividend Period will be deemed to have commenced on and include [date of the last dividend payment date on the City National Series D Preferred Stock prior to its cancellation]. Dividends on each share of Preferred Shares Series C-2 will accrue on the liquidation preference of U.S.$1,000 per share at a rate per annum equal to (i) 6.750%, for each Series C-2 Dividend Period from and including [date of the last dividend payment date on the City National Series D Preferred Stock prior to its cancellation] to, but excluding, November 7, 2023 and (ii) Three-month LIBOR plus 4.052%, for each Series C-2 Dividend Period from and including November 7, 2023. The record date for payment of dividends on the Preferred Shares Series C-2 will be the record date fixed by the Board or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Series C-2 Dividend Payment Date (each, a “Series C-2 Dividend Record Date”). Any such day that is a Series C-2 Dividend Record Date will be a Series C-2 Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to November 7, 2023 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after November 7, 2023 will be computed on the basis of a 360-day year and the actual number of days elapsed.

(b) Noncumulative Dividends. Dividends on the Preferred Shares Series C-2 will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Preferred Shares Series C-2 in respect of a Series C-2 Dividend Period, then no dividend shall be deemed to have accrued for such Series C-2 Dividend Period, be payable on the applicable Series C-2 Dividend Payment Date or be cumulative, and the Bank will have no obligation to pay any dividend for that Series C-2 Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series C-2 Dividend Period with respect to the Preferred Shares Series C-2 or any other class or series of the Bank’s First Preferred Shares.

(c) Priority of Dividends. So long as any share of the Preferred Shares Series C-2 remains outstanding, unless full dividends on all outstanding Preferred Shares Series C-2 for the preceding dividend period have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside, the Bank and its subsidiaries will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of the Series C-2 Junior Securities, or make any guarantee payment with respect thereto, other than:

(1) purchases, redemptions or other acquisitions of shares of Series C-2 Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(2) purchases of Common Shares pursuant to a contractually binding requirement to buy shares existing prior to the commencement of the then-current dividend period, including under a contractually binding share repurchase plan;

(3) as a result of an exchange or conversion of any class or series of Series C-2 Junior Securities for any other class or series of Series C-2 Junior Securities;

(4) the purchase of fractional interests in shares of Series C-2 Junior Securities pursuant to the conversion or exchange provisions of such Series C-2 Junior Securities or the security being converted or exchanged;

(5) the purchase of Series C-2 Junior Securities by an investment banking subsidiary of the Bank in connection with the distribution thereof; or

(6) the purchase of Series C-2 Junior Securities by any investment banking subsidiary of the Bank in connection with market-making or other secondary-market activities in the ordinary course of the business of the subsidiary.

The restriction set forth in this Section 3(c) (i) does not apply to any Series C-2 Junior Securities dividends paid by the Bank where the dividend is in the form of Series C-2 Junior Securities (or the right to buy Series C-2 Junior Securities) and (ii) does not prevent the Bank from issuing First Preferred Shares in the future that by its terms is expressly senior to the Preferred Shares Series C-2.

(d) Except as provided below, for so long as any share of Preferred Shares Series C-2 remains outstanding, if dividends are not declared and paid in full upon the Preferred Shares Series C-2 and Series C-2 Parity Securities, if any, all dividends declared upon Preferred Shares Series C-2 and Series C-2 Parity Securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series C-2 Dividend Period per share of the Preferred Shares Series C-2, and accrued dividends for the then-current dividend period per share of any Series C-2 Parity Securities (including, in the case of any such Series C-2 Parity Securities that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

(e) Subject to the foregoing, and not otherwise, dividends payable in cash, shares or otherwise, as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on any other class or series of shares from time to time out of any funds legally available for such payment, and the holders of Preferred Shares Series C-2 shall not be entitled to participate in any such dividend.

(f) Dividends on the Preferred Shares Series C-2 will not be declared, paid or set aside for payment to the extent such act would cause the Bank to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 4. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Bank, holders of Preferred Shares Series C-2 are entitled to receive out of assets of the Bank available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series C-2 Senior Securities, before any distribution of assets is made to holders of Common Shares or any Series C-2 Junior Securities, a liquidating distribution in the amount of the liquidation preference of U.S.$1,000 per share plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, to but excluding the liquidation date. Holders of Preferred Shares Series C-2 will not be entitled to any other amounts from the Bank after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Bank are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Preferred Shares Series C-2 and all holders of Series C-2 Parity Securities, if any, the amounts paid to the holders of Preferred Shares Series C-2 and to the holders of all Series C-2 Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Preferred Shares Series C-2 and Series C-2 Parity Securities, if any, the holders of the Bank’s Series C-2 Junior Securities shall be entitled to receive all remaining assets of the Bank according to their respective rights and preferences.

(c) For purposes of this section, the merger, consolidation or amalgamation of the Bank with one or more other entities shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Bank.

Section 5. Redemption.

(a) Optional Redemption. Preferred Shares Series C-2 are not subject to any mandatory redemption, sinking fund or other similar provisions. The Bank, at the option of its Board or any duly authorized committee thereof, may redeem out of funds legally available therefor in whole or in part, from time to time, the Preferred Shares Series C-2 at the time outstanding, on any Series C-2 Dividend Payment Date on or after November 7, 2023, at a cash redemption price equal to U.S.$1,000 per share plus any declared and unpaid dividends to which the Holder of such share is entitled on the redemption date, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 5(b) below. For the avoidance of doubt, any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Series C-2 Dividend Record Date shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Series C-2 Dividend Record Date.

(b) Notice of Redemption. Notice of every redemption of Preferred Shares Series C-2 shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the share register of the Bank. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 5(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of Preferred Shares Series C-2 designated for redemption shall not affect the validity of the proceedings for the redemption of any other Preferred Shares Series C-2. Each notice shall state:

(1) the redemption date;

(2) the total number of Preferred Shares Series C-2 to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(3) the redemption price;

(4) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(5) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the Preferred Shares Series C-2 are held of record by a depositary and any related depositary shares are held of record by a Depositary or its nominee, the Bank may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the Preferred Shares Series C-2 at the time outstanding, the Preferred Shares Series C-2 to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of Preferred Shares Series C-2 held by such Holders, (ii) by lot or (iii) in such other manner as the Board or any duly authorized committee thereof m determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Preferred Shares Series C-2 or the depositary shares representing Preferred Shares Series C-2 are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule. Subject to the provisions of this Section 5, the Board or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which Preferred Shares Series C-2 shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Bank, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption at any time after the redemption date from the funds so deposited, without interest. Any funds so set aside and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Bank, and in the event of such repayment to the Bank, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Bank for an amount equivalent to the amount set aside for the redemption of such shares and so released or repaid to the Bank, but shall in no event be entitled to any interest.

Section 6. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of Preferred Shares Series C-2 shall have no voting power, and no right to vote on any matter at any time, either as a separate Series or class or together with any other Series or class of shares.

(b) So long as any Preferred Shares Series C-2 remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the Preferred Shares Series C-2 at the time outstanding, voting separately as a class, shall be required to: (1) amend, alter or repeal the provisions attaching to the Preferred Shares Series C-2 or the Bank’s By-laws, whether by merger, consolidation, amalgamation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Preferred Shares Series C-2; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights: (i) increases in the amount of the authorized preferred shares, except as provided in subclause (2); (ii) increases or decreases in the number of shares of any series of Series C-2 Parity Securities or Series C-2 Junior Securities; or (iii) the authorization, creation and issuance of other classes or series of shares (or securities convertible or exchangeable into such shares) which is Series C-2 Parity Securities or Series C-2 Junior Securities; (2) amend or alter the Bank’s By-laws to authorize or increase the authorized amount of or issue shares of any class or series of shares, or reclassify any of the Bank’s authorized shares into any such shares ranking senior to the Preferred Shares Series C-2 with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Bank or issue any obligation or security convertible into or evidencing the right to purchase any such senior shares; (3) consummate a binding share exchange, a reclassification involving the Preferred Shares Series C-2 or a merger, consolidation or amalgamation of the Bank with or into another entity; provided, however, that the holders of Preferred Shares Series C-2 will have no right to vote under this provision if in each case: (i) the Preferred Shares Series C-2 remain outstanding or, in the case of any such merger, consolidation or amalgamation with respect to which the Bank is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and (ii) the Preferred Shares Series C-2 remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holder thereof than the powers, preferences and special rights of the Preferred Shares Series C-2, taken as a whole. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares Series C-2 shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Bank for the benefit of the holders of Preferred Shares Series C-2 to effect such redemption.

(c) If the Bank fails to pay, or declare and set apart for payment, dividends on outstanding Preferred Shares Series C-2 or any other series of preferred shares of the Bank ranking equally with the Preferred Shares Series C-2 as to payment of dividends and upon which voting rights equivalent to those described in this section 6(c) have been conferred and are exercisable (any such series “Voting Parity Stock”) for six Series C-2 Dividend Periods, or their equivalent, whether or not consecutive, the number of directors on the Board shall be increased by two at the Bank’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past Series C-2

Dividend Periods and continuous noncumulative dividends for at least one year on all of the outstanding preferred shares of the Bank entitled thereto shall have been paid, or declared and set apart for payment, in full, the Holders of Preferred Shares Series C-2 shall have the right, voting separately as a class together with holders of any Voting Parity Stock, to elect such two additional members of the Board to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of preferred shares of the Bank shall cease, subject to increase in the number of directors as described in this Section 6(c) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described in this Section 6(c).

Section 7. Conversion Rights. The holders of Preferred Shares Series C-2 shall not have any rights to convert such shares into shares of any other class or series of securities of the Bank.

Section 8. Preemptive Rights. The holders of Preferred Shares Series C-2 will have no preemptive rights with respect to any of the Bank’s shares or any of its other securities convertible into or carrying rights or options to purchase any such shares.

Section 9. Certificates. The Bank may at its option issue Preferred Shares Series C-2 without certificates.

Section 10. Transfer Agent. The duly appointed transfer agent (the “Transfer Agent”) for the Preferred Shares Series C-2 shall be Computershare Trust Company, N.A. The Bank may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Bank and the Transfer Agent; provided that the Bank shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Bank shall send notice thereof by first-class mail, postage prepaid, to the holders of the Preferred Shares Series C-2.

Section 11. Registrar. The duly appointed registrar (the “Registrar”) for the Preferred Shares Series C-2 shall be Computershare Trust Company, N.A. The Bank may, in its sole discretion, remove the Registrar in accordance with the agreement between the Bank and the Registrar; provided that the Bank shall appoint a successor Registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Bank shall send notice thereof by first-class mail, postage prepaid, to the holders of the Preferred Shares Series C-2.

Section 12. Calculation Agent. The duly appointed calculation agent (the “Calculation Agent”) for the Preferred Shares Series C-2 shall be Computershare Trust Company, N.A. The Bank may, in its sole discretion, remove the Calculation Agent in accordance with the agreement between the Bank and the Calculation Agent; provided that the Bank shall appoint a successor Calculation Agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Bank shall send notice thereof by first-class mail, postage prepaid, to the holders of the Preferred Shares Series C-2.